UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2019

MYDX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55596	99-0384160
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6335 Ferris Square, Suite B, San Diego, CA 92121
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 814-4550

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 2, 2019, the MyDx, Inc. (the “Company”) appointed Mr. Daniel Yazbeck, who is currently a member of the Company’s board of directors (the “Board”), as the Company’s interim Chief Executive Officer and Chief Financial Officer. As noted in the Company’s Current Report on Form 8-K filed on August 7, 2019, the Board is conducting a search for a successor Chief Executive Officer and Chief Financial Officer and the positions of Interim Chief Executive Officer and Interim Chief Financial officer are intended to be temporary until a permanent Chief Executive Officer and Chief Financial Officer are appointed.

Mr. Yazbeck, 41, became the Chief Executive Officer and a director of CDx in September 2013, and became the Chief Executive Officer and Chairman of the Board of the Company effective April 30, 2015. On July 9, 2015, at the request of the Board, Mr. Yazbeck resigned as the Chief Executive Officer of the Company, and during the period between July 10, 2015 and September 29, 2015, Mr. Yazbeck was the Chief Innovation Officer of the Company. Effective September 29, 2015, Mr. Yazbeck was re-appointed as the Chief Executive Officer of the Company and appointed as the Chief Financial Officer of the Company. Mr. Yazbeck resigned from his position as the Company’s Chief Executive Officer and the Chief Financial Officer on November 10, 2018 in connection with the Board’s appoint of a new executive team. After the resignation of such executive team, Mr. Yazbeck was appointed as interim Chief Executive Officer and interim Chief Financial Officer on October 2, 2019.

Mr. Yazbeck has substantial experience in new market and business development, strategic partnering and negotiations from his tenure at Fortune 500 companies. Mr. Yazbeck also has an extensive scientific and technical engineering background, having invented, patented, secured resources for, managed, developed, and commercialized several successful pharmaceutical and healthcare related market products from conception to implementation.

Mr. Yazbeck joined Pfizer, Inc. in January 2002 as a scientist in their pharmaceuticals group where he specialized in chemical research and development technologies, including analytics. While at Pfizer, Mr. Yazbeck participated in creating a global center of technology for Pfizer in the field of biocatalysis, developing multiple patents issued in his name and authored a variety of research papers. After leaving Pfizer, Mr. Yazbeck joined Panasonic Corporation of North America in March 2005, spearheading their new market, business and strategic product development activities in the consumer electronics healthcare field. Mr. Yazbeck worked on many advanced Panasonic projects in the biotechnology and healthcare space, again creating multiple patents in his name and generating new business for the company.

Mr. Yazbeck founded the Yazbeck Consulting & Investment Group (YCIG, Inc.) in October of 2008. YCIG, Inc. seeded the capital, R&D, market development, legal and human resource investments required to create CDx in September 2013.

Mr. Yazbeck graduated with honors from McGill University in Canada in 2001, holds a Master’s Degree in Medicinal Chemistry, with a minor in Marketing Management, and served as a research/teaching assistant for 4 years prior to graduating and joining Pfizer.

There are no family relationships between Mr. Yazbeck and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Yazbeck had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

In connection with his appointment as interim Chief Executive Officer and interim Chief Financial Officer, the Company agreed to pay Mr. Yazbeck a salary of $10,000 per month, or $120,000 per year, with no additional benefits at this time. The Company also entered into an indemnification agreement dated October 2, 2019 with Mr. Yazbeck. The indemnity provided is in addition to that provided by the Nevada Revised Statutes (“NRS”) or any successor statutes, provided that the Mr. Yazbeck (i) acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, (ii) is not liable pursuant to NRS 78.138, and (iii) with respect to any criminal Proceeding (as defined therein), had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

The descriptions of the indemnification agreement herein are qualified in their entirety by reference to the complete terms and conditions of the Indemnification Agreement filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Indemnification Agreement between the MyDx, Inc. and Daniel Yazbeck dated October 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYDX, INC.

Date: October 3, 2019	By:	/s/ Daniel Yazbeck
Daniel Yazbeck
Director

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